23

                           SCHEDULE 14A INFORMATION
Proxy  Statement  Pursuant to Section  14(a)  of  the  Securities
Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X}  Preliminary Proxy Statement

[ ]  Definitive  Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant  to  240.14a-11 (c) or 240.14a-
12

                      HAROLD'S STORES, INC.
        (Name of Registrant as Specified in its Charter)

                         NOT APPLICABLE
     (Name of Person(s) Filing Proxy Statement if Other Than
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125.00 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
or 14a-(j)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

[ ]  Fee computed  on the  table below per Exchange Act Rules 14a-
6(i)4) and 0-11.

     1) Title of each class securities to which transaction applies:_________________.

     2) Aggregate number of securities to which transaction applies:________________.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
          0-11:______________.

     4)   Proposed maximum aggregate value of
transaction:_______________.

     5)   Total fee paid:________________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1)   Amount Previously Paid:____________.

     2)   Form, Schedule or Registration Statement
No:_________________.

     3)   Filing Party:_____________________.

     4)   Date filed:_______________________.



NOTICE OF 1997
ANNUAL MEETING OF
SHAREHOLDERS AND
PROXY STATEMENT


Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 1997 Annual Meeting of Shareholders. The meeting will be held in the Presidents' Room of the University of Oklahoma Memorial Student Union in Norman, Oklahoma, beginning at 2:00 p.m., local time, on Friday, June 20, 1997. A copy of our Annual Report to Shareholders for the fiscal year ended February 1, 1997 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of eleven directors. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,



Harold G. Powell
Chairman of the Board








     HAROLD'S STORES, INC., 765 ASP, POST OFFICE DRAWER 2970
             NORMAN, OKLAHOMA  73070 (405) 329-4045
                      HAROLD'S STORES, INC.
                             765 Asp
                     Norman, Oklahoma  73069

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON JUNE 20, 1997


TO OUR SHAREHOLDERS:

The 1997 Annual Meeting of Shareholders of Harold's Stores, Inc. ("the Company") will be held in the Presidents' Room of the University of Oklahoma Memorial Student Union in Norman, Oklahoma, on Friday, June 20, 1997, at 2:00 p.m., local time, for the following purposes:

1. To elect eleven (11) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.


2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock at the close of business on April 29, 1997 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal office of the Company, 765 Asp, Norman, Oklahoma for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS



H. RAINEY POWELL
Secretary

DATED: May 27, 1997










                      HAROLD'S STORES, INC.
                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS
                          JUNE 20, 1997

The following information is furnished in connection with the 1997 Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") which will be held on Friday, June 20, 1997, at 2:00 p.m., local time, in the Presidents' Room of the University of Oklahoma, and at any adjournment or adjournments thereof, and will be mailed on or about May 29,1996 to the holders of record of Common Stock as of the record date.

The record date for determining shareholders entitled to notice of ,and to vote at, the Annual Meeting has been fixed as the close of business on April 29, 1997. On that date, the Company had 5,720,760 shares of Common Stock outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the eleven director nominees. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by
(a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Post Office Drawer 2970, Norman, Oklahoma 73070.

ANNUAL REPORT

The Company's Annual Report to Shareholders, covering the fiscal year ended February 1, 1997 ("fiscal 1997"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 29, 1997 by (i) each nominee for election as a director, (ii) the Company's chief executive officer and its four other most highly compensated executive officers, (iii ) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                                               Beneficial Ownership

               Beneficial Owner          Number            Percentage
                                         of Shares         of Class
Directors and Certain Executive
Officers:
Harold G. Powell                         260,278 (2)(3)(4)      4.5%

Rebecca Powell Casey                     760,521 (3)(4)(5)(6)   13.2%
   4525 McKinney, Dallas TX 75205
H. Rainey Powell                         508,587 (3)(4)(7)       8.8%
    765 Asp., Norman, OK 73609
Kenneth C. Row                           16,943 (4)             *
Janet F. Firth                            9,783 (4)             *
James R. Agar                            13,109 (4)             *
Michael T. Casey                         312,66 (3)(4)(5)      5.5%
    4525 McKinney, Dallas ,TX 75205           2
Robert B. Cullum, Jr.                     8,814 (4)             *
Lisa Powell Hunt                         374,87 (3)(4)(8)      6.6%
    3940 Marquette, Dallas, TX 75225          5
W.  Howard Lester                         6,536 (4)             *
Gary  C. Rawlinson                       12,034 (4)             *
William F. Weitzel                       11,501 (4)             *
All directors and Executive Officers     2,310, (9)           39.2%
    as a Group (14 people)                  314
Other Beneficial Owners Of  More than
5% of the Common Stock;
The Security National Bank and Trust     483,698 (10)           8.5%
Company of Norman,
   as Trustee
   200 East Main, Norman, OK 73069
Inter-Him N.V.                           398,932                6.9%
   Prof. Kernkampweg 8a, Post Office
Box 3361
   Curacao, Netherlands Antilles
Laifer Capital Management, Inc.          472,208                8.3%
   Hilltop Partners, L.P.
   45 West 45th Street
   New York, NY   10036
SAFECO Asset Management Company          664,529               11.6%
   SAFECO Plaza, Seattle, Washington
98185
_____________________

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Included in this amount are 100,367 shares held by The Security National Bank and Trust Company of Norman ("Security"), as Trustee of the Elizabeth M. Powell Trust A, over which Harold
G. Powell possesses a general power of appointment exercisable at his death. Such shares are also included in the beneficial ownership of Security. See footnote (10) below. Mr. Powell may also be deemed to have shared voting power over 383,331 shares held by Security, as trustee of Elizabeth M. Powell Trust B, which are not included in the number of shares indicated as beneficially owner by Mr. Powell.

(3) Pursuant to a Shareholder's Agreement, effective August 18, 1987, Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Michael T. Casey and Security have agreed to vote the Common Stock held by them in accordance with the decision of those holding a majority of the shares of Common Stock subject to the Agreement. Such group of shareholders may be treated as the beneficial owners of 2,600,254 shares, or approximately 44.6% of the outstanding Common Stock. Except as otherwise stated above, each named person's beneficial ownership set forth above excludes the ownership of other members of such group.

(4) Includes shares with the named individuals have the right to acquire by exercise of stock options granted under the Company's 1993 Performance and Equity Incentive Plan, which are currently exercisable as follows: Harold G. Powell - 34,732, Rebecca Powell Casey - 37,742, H. Rainey Powell - 29,447, Kenneth C. Row
-  13,110, Janet F. Firth - 7,752, James R. Agar - 6,536, Michael
T. Casey - 6,536, Robert B. Cullum, Jr. - 6,536, Lisa Powell Hunt
- 6,536, W. Howard Lester - 6,536, Gary C. Rawlinson - 6,536, and William F. Weitzel - 6,217.

(5)  Michael  T. Casey and Rebecca Powell Casey are  husband  and
wife.   The  beneficial  ownership of each  spouse  excludes  the
shares held by the other. Mr. and Mrs. Casey disclaim beneficial ownership of the other's shares.

(6) Included in this amount are 100,119 shares which are held by Ms. Casey as custodian for the benefit of her minor children.

(7) Included in this amount are 66,746 shares which are held by Mr. Rainey Powell as custodian for the benefit of his minor children. Not included are 63,691 shares of Common Stock held by Mr. Rainey Powell's wife, over which Mr. Rainey Powell disclaims beneficial ownership.

(8) Included in this amount are 81,579 shares which are held by Ms. Hunt as custodian for the benefit of her minor children. Not included are 33,373 shares of Common Stock held by Ms. Hunt's husband, over which Ms. Hunt disclaims beneficial ownership.

(9) Includes 178,503 shares which the directors and the executive officers as a group have the right to acquire by exercise of stock options granted under the Company's 1993 Performance and Equity Incentive Plan which are currently exercisable.

(10)  All  shares are held in its capacity as trustee.   Of  such
total, 100,367 shares are also included in Harold G. Powell's beneficial ownership. See footnote (2) above.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company, pursuant to the provisions of the Company's Certificate of Incorporation and Bylaws, has established an eleven-member Board of Directors, and has nominated all of the current eleven directors for re-election by the shareholders at the Annual Meeting. If elected, the director nominees will hold office until the next annual shareholders'
meeting   and  until  their  successors  are  duly  elected   and
qualified.

The Company's Board of Directors meets quarterly. During fiscal 1997, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. All of the nominees for re-election named below have indicated their intent to serve if elected. If any nominee for a position on the Board of Directors of the Company is unable to stand for election for any reason, the proxy holders named in the proxy are expected to vote for the substitute nominee in that position designated by the Board of Directors or, if one is not so designated, are expected to consult with the Board of Directors of the Company in determining how to vote the shares they represent.

Nominees
The nominees for election as directors of the Company are as follows:


                    Name         Age   Director
                                         Since

             Harold G. Powell     73     1987
             Rebecca Powell       45     1987
             Casey
             H. Rainey Powell     43     1987
             Kenneth C. Row       32     1993
             James R. Agar        65     1987
             Michael T. Casey     48     1988
             Robert B. Cullum,    48     1993
             Jr.
             Lisa Powell Hunt     41     1987
             W. Howard Lester     61     1995
             Gary C. Rawlinson    55     1987
             William F.           60     1989
             Weitzel, Ph.D.

The following is certain biographical information relating to each nominee-director:

Harold G. Powell founded the Company in 1948 and has been Chairman of the Board since its reorganization in 1987. He was Chairman and Chief Executive Officer from 1987 to 1992. Mr. Powell opened the first Harold's clothing store at the Norman, Oklahoma location in 1948.

Rebecca Powell Casey was appointed Chief Executive Officer of the Company in 1992, and prior to that time had been President from 1987 to 1988, and Executive Vice President - Merchandise and Product Development from 1989 to 1991. Ms. Casey has been employed by the Company in various managerial positions since 1977. Ms. Casey is a daughter of Harold G. Powell and the wife of Michael T. Casey.

H. Rainey Powell has been Chief Financial Officer of the Company since 1987. Mr. Powell was appointed President and Chief Operating Officer in 1992. Mr. Powell has been employed by the Company and its predecessors in various managerial positions since 1978. Mr. Powell is the son of Harold G. Powell.

Kenneth  C.  Row  was appointed Executive Vice President  of  the
Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President - Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986.

James R. Agar is President of Partners in 30/30, Inc., a cattle raising and feeding operation and a director of North American Insurance, Inc., an insurance company. He serves as Chairman of the Special Real Estate Committee and serves on the Audit, Strategic Planning and Compensation Committees.

Michael T. Casey has served as Chairman of the Board of Grand Prairie State Bank, Texas, a privately held bank, since 1989, and is President of Casey Bancorp, Inc., a privately held bank holding company. Prior to and since that time, Mr. Casey has been engaged in investments and banking. He previously served as a Senior Vice President of the Company from 1989 until 1991. Mr. Casey currently serves on the board of directors of several other privately held banking organizations in metropolitan Dallas, Texas, including North American Bancshares and American Bank of Texas. Mr. Casey is the husband of Rebecca Powell Casey.

Robert B. Cullum, Jr. is a Partner of Fairway Capital Partners, Ltd and Wayfair Capital Partners, Ltd, both of which are privately held real estate investment partnerships based in Dallas, Texas. Mr. Cullum was involved for 30 years in the supermarket industry with Cullum Co., Inc. Presently, he is actively engaged in real estate development with Wayfair Capital Partners, Ltd. and Fairway Capital Partners, Ltd. He also serves on the Board of Directors of Randall Food Markets, Inc., a privately held corporation. He serves on the special Real Estate Committee and the Audit Committee.

Lisa  Powell  Hunt  is engaged in investments  and  was  formerly
employed   by  The  First  Boston  Corporation  as  a  registered
institutional sales executive from 1980 to 1984. Ms. Hunt is the daughter of Harold G. Powell.

W. Howard Lester has been Chairman and Chief Executive Officer of Williams-Sonoma, Inc. since 1978 and is a director of The Good Guys, Inc., an electronics retailer; CKE (Carl's), a food service company; and Il Fornaio, U.S.A., a restaurant/bakery company which he brought to the U.S. from Italy.

Gary C. Rawlinson is a shareholder-director of the law firm of Crowe & Dunlevy, A Professional Corporation and has been affiliated with such firm and its predecessor since 1968, which firm serves as general counsel to the Company. Mr. Rawlinson serves as Chairman of the Audit Committee and serves on the Strategic Planning Committee.

William F. Weitzel, Ph.D. is Professor Emeritus of Business Administration at the University of Oklahoma, having served there from 1978 to 1996. Mr. Weitzel is President of William Weitzel, Inc., a management consulting organization. Mr. Weitzel serves as Chairman of the Compensation Committee and the Strategic Planning Committee, and serves on the Audit Committee and Special Real Estate Committee.

Committees
The   Company's  Board  of  Directors  has  an  Audit  Committee,
Compensation  Committee,  Strategic  Planning  Committee  and   a
Special Real Estate Committee. Each of these committees is comprised of three outside directors.

The Audit Committee's functions include reviewing internal controls and recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their audit of the Company's consolidated financial statements and determining the independence of such accountants. The Audit Committee met twice during fiscal 1997.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The Compensation Committee met once during fiscal 1997.

The Strategic Planning Committee's function is to review the comprehensive plan developed by management stating how the Company will accomplish its mission and objectives. The Strategic Planning Committee did not hold any meetings during fiscal 1997.

The Special Real Estate Committee's functions include the review and analysis of any significant real estate leasing or purchase transactions. The Special Real Estate Committee met twice during fiscal 1997.

The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors.

Director Compensation
Non-employee directors of the Company receive $1,000 for each full Board and $500 for each standing committee meeting attended. In addition, under the Company's 1993 Performance and Equity Incentive Plan, each incumbent non-employee director received on the date of the Company's 1995 Annual Meeting of Shareholders an option grant to purchase 4,500 shares of Common Stock of the Company and, while serving as a director, will receive additional option grants to purchase 1,500 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. Any new non-employee director will receive under the Company's 1993 Performance and Equity Incentive Plan an initial option grant to purchase 4,500 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 1,500 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. All directors of the Company are entitled to a discount on their clothing purchases off the retail price before markdowns and promotional discounts.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE  ACT  OF
1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1997, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during fiscal 1997 were complied with on a timely basis, except that Cary Curtis, Vice-President - Stores, did not file an initial report of ownership after her election to such office in October, 1996.

OFFICER COMPENSATION AND OTHER INFORMATION

Officers
The officers of the Company are as follows:

               Name                                            Principal
                                     Position

Harold G. Powell                     Chairman of the Board of Directors
Rebecca Powell Casey                 Chief Executive Officer
H. Rainey Powell                     President and Chief Operating and
                                     Financial Officer
Kenneth C. Row                       Executive Vice President
Janet F. Firth                       Vice President - Ladies Merchandise
                                     Manager
Linda L. Daugherty                   Vice President and Controller
Jeffrey T. Morrell                   Vice President - Human Resources
Cary Curtis                          Vice President - Stores

The officers of the Company are elected by the Board of Directors and serve as its discretion. The following is a brief description of the business background of each of the officers who are not also directors of the Company. For biographical information concerning Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, and Kenneth C. Row, see "Election of Directors - Nominees."

Janet  F. Firth has served as Vice President - Ladies Merchandise
Manager of the Company since 1987. Prior to that time Ms. Firth was employed by the Company and its predecessors in various managerial capacities since 1984.

Linda L. Daugherty has served as Vice President and Controller of the  Company  since 1994.  Prior to that time, Ms. Daugherty  was
employed   by  the  Company  and  its  predecessors  in   various
managerial capacities since 1980.

Jeffrey T. Morrell has served as Vice President - Human Resources of the Company since 1996. Mr. Morrell served as Vice-President
- Stores from 1993 to 1996, and prior to that time was employed in various managerial capacities since 1990.

Cary Curtis has served as Vice-President - Stores of the Company since 1996.

Compensation
The following table sets forth information with respect to the chief executive officer and the other four most highly compensated executive officers of the Company and its subsidiaries as to whom the total annual salary and bonuses for fiscal 1997 exceeded $100,000 ("named executive officers").

                      Summary Compensation Table
                                              Long-Term
                                Annual       Compensatio
                             Compensation         n
                                              Securities
    Name and      Fiscal                      Underlying    All Other
    Principal      Year    Salary(1)   Bonus     Options    Compensation
    Position       Ended                         (#)(2)         (3)
Rebecca Powell     1997    $220,000  $90,000     16,275        $1,731
Casey              1996     220,000   90,000       -            1,990
Chief              1995     180,000   70,000     52,315         1,416
Executive Officer


Harold G. Powell   1997    $180,000  $40,000     11,550       $27,583
Chairman of        1996     180,000   40,000       -           27,120
the Board          1995     180,000   29,000     50,188        26,110


H. Rainey Powell   1997    $160,000  $65,000     11,813       $2,834
President, Chief   1996     160,000   65,000       -           2,855
Operating Officer  1995     140,000   48,000     41,204        1,898
and Secretary


Kenneth C. Row     1997    $135,000  $25,000      7,613          $954
Executive Vice     1996     125,000   24,000(4)       -           719
President          1995     100,000   26,000(4)  29,160           752


Janet F. Firth     1997    $100,000  $10,000       -          $3,305
Vice President -   1996     91,500    17,000(4)    -           2,949
Ladies'            1995     83,500    11,000      21,393       2,249
Merchandise
Manager

(1) Personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.
(2) Reflects adjustments made to the number of securities underlying the options pursuant to the antidilution provisions of the applicable option agreements as a result of a five percent and a ten percent stock dividend paid by the Company subsequent to the date of grant of the options.
(3) Includes contributions made by the Company to the Tax Savings Retirement Thrift Plan and Employee Stock Purchase Plan on behalf of the named executive officer and deferred compensation of $25,000 per year payable to Harold G. Powell
(4) Includes bonus awards of Common Stock granted to the named executive officer pursuant to the Company's 1993 Performance and Equity Incentive Plan. The stock bonuses paid to Kenneth C. Row in fiscal 1995, 1996 and 1997 consisted of shares having a market value on the date of the award of $2,000, $4,000, and $6,000, respectively. The stock bonus paid to Janet F. Firth during fiscal 1996 and 1997 consisted of shares having a market value on the date of the award of $3,000 and $4,000, respectively.

Option Grants In Fiscal 1997
     The following table provides information with respect to the named executive officers who received grants of options in fiscal
1997.

            Individual Option Grants In Last Fiscal Year (1)

               Number
                 of    Percent                              Potential
               Securit    of                             Realizable Value
                 ies    Total                                   at
    Name       Underly Options   Exercise   Expiration    Assumed Annual
                 ing   Granted    Price        Date          Rates of
               Options    to                               Stock Price
               Granted Employe                             Appreciation
               (#)(2)   es in                            for Option Term
                        Fiscal                                 (3)
                         year
                         1997


                                                           5%      10%
  Harold G.    11,550   19.82%   $17.5480   April 29,    $97,436  $275,205
   Powell                                      2006

 Rebecca P.      582    1.00%    15.9530    April 29,
    Casey                                      2006       5,838   14,795
               15,693   26.93%   17.5480    April 29,
                                               2006      132,387 373,922
  H. Rainey    11,813   20.27%   17.5480    April 29,
   Powell                                      2006      99,655  281,472

 Kenneth C.     7,613   13.06%   15.9530    April 29,
     Row                                       2006      76,366  193,540
(1)   Except for Incentive Stock Options granted to employees who are  deemed  to  own  10% or more of the Company's  Common  Stock
(Harold G. Powell, Rebecca P. Casey and H. Rainey Powell own more than 10% directly or by attribution) all options have an exercise price  of  $15.9530 (closing price on date of grant), a  ten-year term, and become vested and exercisable in annual installments of
10%   of  the  total  number of shares  covered  by  the  option, beginning on the grant date, and on each annual anniversary date of the grant date, an additional 10% of the shares will vest and become exercisable. In the case of grantees who are deemed to own 10% or more of the Company's Common Stock, under the terms of the 1993 Plan, any Incentive Stock Option granted to such grantee will have an exercise price of $17.548 per share (110% of the closing price on date of grant). In addition, such options will have a ten-year period with the options becoming vested and exercisable beginning on the grant date in installments at the annual rate of 10% of the total number of shares covered by the Incentive Stock Options, and on each annual anniversary date of the grant date an additional 10% of the shares will vest and become exercisable.
(2) The options granted to Harold G. Powell, Rebecca P. Casey and H. Rainey Powell reflect the information contained in footnote (1) above.
(3) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises and common stockholdings are dependent on the future performance of the common stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table provides information with respect to the named executive officers concerning the exercise of options during fiscal 1997 and unexercised options held as of February 1, 1997.

                Option Exercises And Year-End Valuation Table


               Shares             Number of Securities   Value of Unexercised
               Acquire   Value   Underlying Unexercised  In-The-Money Options
    Name        d on    Realize  Options at Fiscal Year-          At
               Exercis   d ($)           End(#)           Fiscal Year End ($)
                e (#)
                                  Exercisab Unexercisab  Exercisab  Unexercisa
                                         le          le         le         ble
Rebecca P.        -        -       34,565     34,025      $123,620     $82,419
Casey
Harold G.         -        -       32,422     29,316       118,596      79,068
Powell
H. Rainey         -        -       27,084     25,933        97,367      64,914
Powell
Kenneth C.        -        -       11,587     26,467        46,415      88,452
Row
Janet F.          -        -       7,752      14,976        36,374      65,010
Firth

Employment Agreements
The Company has an employment agreement with Harold G. Powell, the Chairman of the Board of the Company, which continues until January 31, 1998. Pursuant to this agreement, Mr. Powell is paid an annual salary of $180,000 plus a performance bonus in an annual amount to be determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated and deferred annual compensation of $25,000. Subject to certain terms, at the end of the agreement, Mr. Powell's employment will be converted to that of part-time consultant for a period of ten years at an annual salary of $50,000.

The Company also has employment agreements with Rebecca Powell Casey, the Chief Executive Officer of the Company, and H. Rainey Powell, the President and Chief Operating and Financial Officer
of the Company, which terminate on January 31, 1998. Rebecca Powell Casey's agreement provides annual compensation of $220,000 plus an annual performance bonus. H. Rainey Powell's provides for annual compensation of $160,000 plus an annual performance bonus. Neither of these contracts provide for deferred compensation or part-time consultant positions after the termination dates of such contracts.
Compensation Committee Interlocks and Insider Participation During fiscal 1997, the Compensation Committee of the Board of
Directors was composed of four non-employee directors, James R. Agar, Robert B. Cullum, Jr., Gary C. Rawlinson and William F. Weitzel. Mr. Rawlinson resigned from the Committee in September, 1996. None of the members of the Compensation Committee have ever been an officer of the Company or its subsidiaries. During fiscal 1997, none of the Company's executive officers served as a director or member of the compensation committee of another entity in which any member of the Company's Compensation Committee or any other director of the Company was an executive officer.

Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 1993 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which fiscal 1997 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly-situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by The Wyatt Company and others in fiscal 1995. The Compensation Committee also considers the experience, capability and overall performance of the each executive officer, as well as the competitive marketplace for executive talent in, establishing base salaries.

The Compensation Committee's objective of establishing levels of executive compensation designed to motivate, reward and retain creative management talent was furthered during fiscal 1997 primarily through a combination of basic salary and cash bonus payments. During fiscal 1997, certain executive officers received an increase in their base salary, increases ranging from approximately 8% to 9% of base salary for the previous fiscal year. The executive officers received cash bonuses during fiscal 1997 based on discretionary allocations by the Compensation Committee of cash bonuses to the executive officers from a bonus pool. The size of the bonus pool was established with reference to a formula approved by the Compensation Committee that takes into account, among other factors, the Company's stockholders' equity and net earnings before taxes during the fiscal year. Company's management made recommendations concerning the allocation of bonuses from the pool to the executive officers and other employees. The Compensation Committee considered such recommendations and established the actual bonus awards based on the Compensation Committee's subjective views on the level of profitability achieved by the Company during the fiscal year as well as its subjective determination of each individual executive officer's contribution to the Company's performance and profitability. During fiscal 1997, the executive officers received cash bonuses in the aggregate amount of $242,000, including a bonus of $90,000 paid to the Company's chief executive officer. Aggregate bonuses to executive officers for fiscal 1997 and fiscal 1996 approximated 4% and 5%, respectively, of the Company's net earnings before taxes during each of such years.

As discussed elsewhere herein, the Company has employment agreements with its three primary executive officers, Harold G. Powell, Rebecca Powell Casey and H. Rainey Powell. These agreements were entered into effective as of the beginning of fiscal 1996 and establish their base salaries as constant through the duration of the agreements which terminate on January 31, 1998. The base salary of the other named executive officers was established based primarily upon analysis of the surveys described above and the Company's historical profitability. The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee. The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

The Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 1993 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continual success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. No stock options were awarded to executive officers during fiscal 1997. However, the Compensation Committee believes that total executive compensation in future years will include equity-based incentive compensation, such as stock options and stock bonuses.

We believe that the Company has an appropriate compensation structure which properly rewards and motivates its executive officers to build stockholder value.

William F. Weitzel, Chairman
James R. Agar
Robert B. Cullum, Jr.

Shareholder Return Performance Graph
The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the peer group selected by the Company (the "Peer Group"). This peer group includes The Gap, Inc., The Limited, Inc., Merry-Go-Round and other apparel and accessories stores.

The  graph assumes an investment of $100 at the beginning of  the
five-year  period  on  February 2,  1992.   No  reinvestments  of
dividends is shown because the Company has never paid cash dividends.

                      Fiscal Year Ending
Company           1992  1993   1994    1995    1996    1997

Harold's Stores   100   157.96 177.71  236.95  287.41  323.69
Inc.
Industry Index    100   95.50  81.66   65.88   67.89   87.24
Broad Market      100   98.21  117.27  102.35  131.19  141.19

RELATED PARTY TRANSACTIONS
The Company leases its Norman, Oklahoma store and certain related facilities from a corporation, the shareholders of which consist of Harold G. Powell and his spouse. The lease has a term of 12 years ending on April 30, 2008 and provides for annual rental equal to 4% of gross sales with no fixed minimum rental, plus utilities and certain property taxes. Prior to May 1, 1996, the Company leased these facilities under several related leases from a corporation, the shareholders of which include the wife of Harold G. Powell, and from certain trusts, the beneficiaries of which are Mr. Powell, his children and other members of his family. These prior leases were restructured effective May 1, 1996 following the death of the mother of Harold G. Powell into the master lease described above. The prior leases contained
"percentage rent" provisions similar to the provision described above in connection with the current master lease, and the restructuring did not result in any increase in the percentage of gross sales payable by the Company as rent. During fiscal 1997, the Company made aggregate rental payments of approximately $137,000, pursuant to the prior leases and the master lease.

The Company leases certain office space, a distribution center facility and retail space from a limited partnership whose partners are stockholders and directors of the Company. The term of the office space lease is sixteen years commencing April 1, 1996, with annual rent payments of $158,000 plus insurance, utilities, and property taxes until April, 2000, at which time the rent will be $180,000 plus insurance, utilities and property taxes, increasing $2,500 each year thereafter. The term of the distribution center lease is sixteen years commencing July 1, 1996 with annual rental payments of $338,438 plus insurance, utilities and property taxes until July, 2001, at which time the annual rent will increase annually on a fixed scale up to a maximum of $419,951 during the final year of the lease. The term of the retail space lease is twelve years commencing June 4, 1996, with payment of percentage rent equal to four percent of sales plus insurance, utilities, and property taxes.

In the opinion of management, the terms of the lease agreements are fair and reasonable and at least as favorable to the Company as would be reasonably expected from an unrelated third party operating properties of equal quality in similar locations at the time of their execution. The above lease agreements were approved by the Special Real Estate Committee, comprised of three outside directors, and the Board of Directors of the Company prior to the execution of such leases.

Michael T. Casey, a director of the Company, provided real estate consulting services to the Company during fiscal 1997 for which he was paid $56,500. These consulting services included the evaluation of prospective new retail store locations and lease negotiations.

VOTING
The election of each director at the Annual Meeting will be by plurality vote. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, have any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors, as recommended by the Audit Committee, has selected KPMG Peat Marwick LLP to serve as the Company's independent certified public accountants for the fiscal year ending February 1, 1998. It has been the auditors of the accounts of the Company since 1987. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. PROPOSALS OF SHAREHOLDERS
The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1998 Annual Shareholders' Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices located at 765 Asp, Norman, Oklahoma 73069 no later than January 29, 1998.

OTHER MATTERS
The Company does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Annual Report of Harold's Stores, Inc. to the Securities and Exchange Commission on Form 10-K may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Box 2970, Norman, Oklahoma 73070-2970.



                   PROXY HAROLD'S STORES, INC.
            765 Asp Avenue, Norman, Oklahoma   73069
PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAROLD'S STORES, INC.
The undersigned hereby appoints H. Rainey Powell and Linda Daugherty, or any one of them, each with the power to appoint his or her substitute, as proxies, and hereby appoints and authorizes them to represent and vote as designated below, all the shares of Common Stock, held of record by the undersigned on April 29, 1997, at the Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") to be held in the Presidents' Room of the University of Oklahoma Memorial Student Union in Norman, Oklahoma at 2:00 p.m. on Friday, June 20, 1997, and at any adjournment thereof.

1.   ELECTION OF DIRECTORS
________FOR        all        nominees        listed        below
_____WITHHOLD AUTHORITY
(except     for     the    Nominee(s)    lined     out     below)
to vote for all nominees below

  Harold G. Powell, Michael T. Casey, Rebecca Powell Casey, H.
  Rainey Powell, Gary C. Rawlinson, Lisa Powell Hunt, James R.
Agar, William F. Weitzel, Kenneth C. Row, Robert B. Cullum, Jr.,
                        W. Howard Lester

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSAL DESCRIBED IN ITEM

2.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

Date:__________________________, 1997

___________________________Signature
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.